CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
AXOS FINANCIAL, INC.

Axos Financial, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

    FIRST: Article VIII of the Certificate of Incorporation of this corporation is hereby amended and replaced to read in its entirety as follows:’

        “To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article VIII shall not adversely affect any right or protection of a director or officer of the corporation in respect of any breach of fiduciary duty occurring in whole or in part prior to such amendment or repeal.”

    SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    THIRD: That said amendment shall become effective in accordance with Section 103(d) of the General Corporation Law of the State of Delaware on November 14, 2022 at 12:01A.M. (local time in Wilmington, Delaware).

    IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of November, 2022.

    AXOS FINANCIAL, INC.

    By: /s/ Derrick K. Walsh________
    Name: Derrick K. Walsh
    Title:    Executive Vice President and Chief Financial Officer